EXHIBIT (a) (1)

                              ARTICLE OF AMENDMENT

                                       OF

                         MORGAN KEEGAN SERIES FUND, INC.


      Pursuant to Section 2-607 of the Maryland General Corporation Law, Morgan Keegan Series Fund, Inc. ("Corporation"), a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:      The Corporation's  Articles of Incorporation are amended to delete Article Second and substituting in lieu thereof:

                  Second: The name of the Corporation (hereinafter called the Corporation) is:

                         Morgan Keegan Select Fund, Inc.

      SECOND:     This Article of  Amendment  was approved by a majority of the entire board of directors of the Corporation at a meeting held on November 16, 1998; and

      THIRD:      No  stock   entitled  to  be  voted  on  this  Article  of
Amendment  was outstanding or subscribed for at the time of approval.

      IN WITNESS WHEREOF, Morgan Keegan Series Fund, Inc. has caused these presents to be signed in its name on its behalf by a Vice President of the Corporation and attested by the Corporation's secretary on this 12th day of January, 1999, who swears under penalty of perjury to the best of his knowledge, information and belief, the matters and facts set forth in the Article of Amendment are true in all material respects.

                         MORGAN KEEGAN SERIES FUND, INC.


                              By:     /s/ Joe C. Weller
                                      ---------------------
                              Name:   Joe C. Weller
                              Title:  Treasurer

ATTEST:


/s/ Charles D. Maxwell
-----------------------
Secretary